Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN GEOKINETICS INC. AND DAVID CROWLEY

This Employment Agreement dated as of May 2, 2012 (the “Effective Date”), and Exhibit A attached hereto and incorporated by reference (collectively referred to as the “Agreement”), sets forth the principal terms of the employment relationship between David Crowley (the “Executive”) and Geokinetics Inc. and/or its subsidiaries (the “Company”).  This Agreement shall supersede any and all previous offers, agreements or understandings between Executive and the Company.  The Company and the Executive agree as follows:

Section 1: Employment, Compensation, and Benefits

1.1          Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in the Position identified in Exhibit A.  Executive shall be based in Houston, Texas, U.S.A. or in such other location as may be designated by the Company and mutually acceptable to Executive. Executive further agrees that the Board of Directors of the Company (“Board”) may assign Executive any job functions that are consistent with Executive’s Position identified in Exhibit A and that Executive can reasonably be expected to perform.  Executive will devote substantially all of his time and attention during working hours and best efforts to the affairs of the Company.  Executive also agrees to fully perform his duties and responsibilities to the Company.

1.2          Compensation. The Executive shall be compensated as set forth in Exhibit A.  Executive’s monthly base salary shall be paid in accordance with the Company’s standard payroll practices, and (as with all other compensation paid to Executive by the Company) is subject to withholding of all federal, state, city, or other taxes as may be required by applicable law.  Compensation may, but will not necessarily, include base salary, annual bonus opportunity and periodic equity-based awards as determined appropriate by the Compensation Committee of the Board (“Compensation Committee”) or the Board.

1.3          Benefits. Executive shall be eligible to participate in all general employee benefit plans and programs that the Company has made available to the Company’s employees in the United States. Executive will be eligible for annual vacation in the amount specified in Exhibit A, pursuant to the Company’s policies and procedures.  Except as expressly provided in Exhibit A, nothing in this Agreement is to be construed to provide greater rights, participation, coverage or benefits than provided to similarly-situated employees under the terms of the benefit plans and programs.  The Company is not obligated to institute, maintain or refrain from changing, amending or discontinuing any benefit program or plan, as long as such actions are similarly applicable to covered employees generally.

Section 2: Termination of Employment

2.1          Employment Status. Executive and Company acknowledge and agree that the Executive’s employment is on an “at-will” basis, meaning that both the Executive and the Company are free to terminate the employment relationship at any time, for any reasons, with or without notice, and with or without Cause.  Subject to Section 2.3, Executive further

Crowley Employment Agreement Execution Copy

acknowledges and agrees that Company is not obligated to maintain Executive’s employment for any specific period of time and there is no definite term for this Agreement.

2.2          Delivery of Notice.  Executive and Company acknowledge and agree that any and all notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or registered mail.  Notices shall be deemed to be communicated and effective on the date they are personally delivered or three (3) days after the date such notices are deposited (postage prepaid) in registered mail. Such notices shall be addressed as follows:

If to Company:	Richard F. Miles
Geokinetics Inc.
1500 City West, Suite 800
Houston, Texas 77042

If to the Executive:	David Crowley
4107 Camden Bend Court
Katy, Texas 77450

2.3          Severance. Pursuant to the terms of this Agreement, Company will pay Executive Severance in the amount and at the time or times stated in Exhibit A as the “Severance Pay” if the Company terminates the Executive’s employment without Cause or if Executive resigns with Good Reason.  Except as otherwise specifically provided in this Agreement and the related Exhibit A, Executive is not entitled to Severance Pay for a termination based on Death/Disability, resignation without Good Reason, or termination for Cause.  Executive acknowledges and agrees that, regardless of the reason for termination, Executive’s continued eligibility for Severance Pay, if applicable, is contingent upon Executive’s compliance with Section 3.3 of this Agreement and that Executive shall not be entitled to any Severance Pay, and Company can discontinue the payment of any Severance Pay, if Executive violates the provisions of Sections 3.3 of this Agreement.  Discontinuance of such payments, however, will not prevent the Company from otherwise enforcing Section 3.3 of this Agreement.

To the extent Executive is eligible for Severance Pay under this Agreement, such Severance Pay is contingent upon Executive’s execution of a reasonable Release of All Claims in such form of Release as presented by the Company to Executive (“Release”) within a time period to be determined by the Company, such period not to exceed fifty (50) days.  In the event Executive refuses to sign and/or revokes any such reasonable Release, Executive acknowledges and agrees that Executive shall not be entitled to any Severance Pay so that the Company shall have no further obligation to compensate Executive under this Agreement for termination of employment other than paying earned but unpaid salary and accrued vacation.

To the extent Executive is eligible for Severance Pay under this Agreement, the Company shall pay such Severance Pay as specified in Exhibit A following Executive’s termination of employment, which will mean a “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and Treasury Regulations and other guidance promulgated or issued thereunder (collectively referred to as “Section 409A”)), to the extent required under Section 409A; and provided further, that, if the Severance Pay is considered nonqualified deferred compensation subject to Section 409A and the period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then the Company will commence the Severance Pay payment in the second of such taxable years.  Notwithstanding the foregoing, subject to the Release requirement, the Severance Pay will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company.  Executive may not, directly or indirectly, designate the calendar year of the Severance Payment.  To the extent Executive is eligible for Severance Pay under this Agreement, the Company will also pay Executive a lump sum cash amount, to be paid at the same time as the Severance Pay, equal to the cost at the termination of employment date of the group health plan continuation coverage premium rate for Executive and his dependants under the Company’s group health plan for purposes of the continuation coverage provided under Code Section 4980B pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for a period of 18 months.

This Agreement is intended to comply with Section 409A to the extent applicable, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  If any provision of this Agreement (or of any compensation or benefits hereunder) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A, to the extent permitted under Section 409A; provided, however, that the Company agrees to maintain, to the maximum extent deemed practicable, the original intent and economic benefit to Executive of the applicable provision without violating or causing taxation under Section 409A.

For purposes of this Agreement, “Cause” shall mean: (a) the Executive’s conviction by a court of competent jurisdiction of a felony or crime involving moral turpitude, or entering a guilty plea, the plea of nolo contendere, or similar plea to such crime by the Executive regardless of whether such crime is subject to deferred adjudication; (b) the Executive’s commission of a material act of fraud; (c) the Executive’s material violation of the Company’s policies and procedures and/or Code of Conduct applicable to employees generally, which, if capable of cure, is not cured within 60 days of Executive being formally notified in writing of such material violation, which notice specifically identifies the violation as determined in good faith by the Company; (d) the Executive’s material misappropriation of funds or property of the Company; (e) the Executive’s knowing engagement, without prior written approval of the Company, in any material activity which directly competes with the business of the Company, its affiliates, or which could directly result in a material injury to the business or reputation of the Company or any affiliate; and (f) Executive’s material failure to perform his/her duties and responsibilities under this Agreement if not cured within 60 days of Executive being formally notified in writing of material failure, which notice shall specifically identify the performance failure as determined in good faith by the Company.

For purposes of this Agreement, resigning with “Good Reason” shall be defined to include any of the following events that arise without Executive’s prior written consent: (a) a relocation of Executive to an office or location more than fifty (50) miles from his/her office or location as of the Effective Date; (b) a material diminution in Executive’s title, duties, reporting level, responsibilities or authority; (c) a material diminution in Executive’s base salary or target bonus; provided, however, that prior to a Change of Control such diminution will not constitute Good Reason unless it is by more than ten percent (10%), except in connection with an executive-wide reduction for cost purposes; or (d) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding anything to the contrary contained herein, a termination by the Executive for “Good Reason” shall occur only if (i) the Executive provides written notice to the Company of the occurrence of the event that constitutes “Good Reason” within sixty (60) days of the event’s initial existence, and (ii) the Company fails to remedy the event within thirty (30) days of its receipt of such notice, and (iii) the Executive terminates his services no later than thirty (30) days following the end of such cure period.

For purposes of this Agreement, “Death/Disability” shall mean Executive’s: (a) death; (b) becoming incapacitated or disabled so as to entitle Executive to benefits under the Company’s long-term disability plan; or (c) becoming permanently and totally unable to perform Executive’s duties for the Company as a result of any physical or mental impairment supported by a written opinion by a physician selected by the Company.

2.4          Change of Control.  In the event the Company terminates the Executive’s employment without Cause or if Executive resigns with Good Reason within one year after a Change of Control, the Executive shall receive the Severance Pay set forth in Exhibit A. To the extent Executive is eligible to receive such compensation pursuant to a Change of Control; such compensation is contingent upon Executive’s execution of a reasonable Release presented by the Company as provided in Section 2.3.  In the event Executive refuses to sign and/or revokes any such reasonable Release, Executive acknowledges and agrees that Executive shall not be entitled to any compensation as a result of a Change of Control.

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company or any subsidiary of the Company is merged with or into or consolidated with another corporation and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding voting securities of the Company entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such a record date; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the Company is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a “Change of Control” shall not include any transaction or series of related transactions in which a stockholder or any “group” (as contemplated by Section 13(d)(3) of the 1934 Act) of which such stockholder is a member that, as of the date of approval of the Geokinetics 2010 Stock Awards Plan by the Board (March 23, 2010), owns more than 25% of the outstanding shares of the Company’s voting stock (based upon the voting power of all shares of the Company’s capital stock, the holders of which are entitled to vote for the election of members of the Board) acquires, directly or indirectly, more than 50% of the outstanding shares of the Company’s voting stock, but less than 75% of the outstanding shares of the Company’s voting stock (based, in either such case, upon the voting power of all shares of the Company’s capital stock, the holders of which are entitled to vote for the election of members of the Board).

2.5          Return of Company Property.  Upon termination or resignation of employment, Executive shall immediately return all documents, data, equipment and all other objects that constitute

Company property to Executive’s manager or human resources representative including, but not limited to, Executive’s company issued laptop or computer, cell phone, credit cards, any leased or rented objects, security or identification cards, thumb drives, external hard drives and all keys to Company vehicles in Executive’s possession, custody or control.

Section 3: Inventions, Trade Secrets, and Non-Compete Obligations

3.1          Confidentiality. The Company shall provide Executive with valuable proprietary and confidential information during employment for the purpose of assisting in the performance of Executive’s job requirements and responsibilities.  Executive acknowledges that such proprietary and confidential information will be provided throughout his/her employment on a continuing basis because of the Executive’s position with the Company.  At all times during employment with the Company and after the termination or expiration of employment, whether voluntary or involuntary, Executive agrees to keep in confidence and trust all proprietary and confidential information that has been provided to Executive by the Company, and agrees not to use or disclose such proprietary and confidential information without the written consent of the Company, except as may be necessary to perform Executive’s duties to the Company. Executive also agrees to return all proprietary and confidential information to the Company upon request and/or prior to leaving employment with Company.

Proprietary and Confidential Information includes, by way of example and without limitation, the following:  (i) the Company or its affiliates’ development, patent and copyright development and licensing thereof, trade secrets, inventions, formulas, designs, drawings, specifications and engineering, laboratory analysis, production processes, or equipment; (ii) the Company or its affiliates’ marketing techniques, price lists, pricing policies, sales, service, costs, and business methods, formulas, product specifications, and planning efforts; (iii) the names of the Company or its affiliates’ customers and their representatives, customer services, or the type, quantity and specifications of products purchased by or from customers; (iv) information about the Company or its affiliates’ employees and the terms and conditions of their employment; (v) the Company or its affiliates’ computer techniques, programs and software, or (vi) any other confidential or proprietary information of the Company or the Company or its affiliates’ customers, suppliers, vendors, investors, partners, or other third parties that cannot be obtained readily by the public.  Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its affiliates in their business to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company or its affiliates in maintaining their competitive position.

3.2          Inventions.  Executive agrees that all confidential information including copyrightable works, trademarks, and inventions (patentable or not), discovered, created, developed, or invented by Executive as a result of work that Executive performs in connection with this Agreement (whether during business hours and whether on Company premises or otherwise), and all applications for patents and resulting patents, shall belong to and be the property of the Company. All proprietary and confidential information including, but not limited to, copyrightable works, trademarks, and inventions (patentable or not), discovered, created, developed, or invented by Executive as a result of work that Executive performs in connection with this Agreement (whether during business hours and whether on Company premises or otherwise), and all applications for patents and resulting patents, shall belong to and be the property of the Company.

Executive agrees promptly to disclose to the Company all such intellectual property; cooperate fully with and assist the Company in the preparation and prosecution of all applications for patents, trademark registrations, and copyright registrations covering any such property; execute all necessary documents related to such property; provide necessary assistance associated with any other protection procedures for such property; assign to the Company all patents, trademark registrations, and copyright registrations issuing on such applications; and aid the Company in the enforcement of its proprietary rights.  The Company shall pay Executive reasonable compensation for and reimburse Executive for reasonable expenses associated with time spent in assisting, preparing, and prosecuting applications, executing necessary documents, engaging in other protection proceedings, and aiding the Company in enforcing its proprietary rights in connection with matters arising under this paragraph after the termination of Executive employment.

This Company Property and Inventions section shall not apply to any inventions that Executive developed or conceived prior to employment with the Company.  Similarly and regardless of any inventions described by Executive in the forgoing sentence, this Section shall not apply to any inventions that meet all of the following requirements:  (i) the invention is developed entirely by Executive on Executive’s own time without using the Company’s equipment, supplies, facilities or proprietary and confidential information; (ii) the invention does not relate to the Company’s business or the actual or demonstrably anticipated research or development of the Company; and (iii) the invention does not result from any work performed by Executive for the Company.

3.3          Non-compete Obligations.  The Company agrees to provide Executive with access to proprietary and confidential information upon signing of this Agreement.  In consideration for the Company’s agreement to disclose proprietary and confidential information to Executive and to protect the proprietary and confidential information described above, Executive agrees not to compete with the Company and its affiliates in the seismic service industry during employment with the Company.  In addition, following termination of employment by the Company, Executive agrees that he will not compete in the seismic service industry as more specifically set forth below and in Exhibit A.  During the Non-Competition Period stated on Exhibit A, Executive will not, directly or indirectly, for Executive or for others, in the Geographic Region defined in Exhibit A:

a.             engage in the seismic service industry to provide seismic data acquisition and seismic data processing and integrated reservoir geosciences services business such as providing advanced software and related services to the oil and natural gas exploration and production industry including, but not limited to, analysis, visualization, and modeling of the Earth’s subsurface, seismic data processing and imaging, prospect interpretation and modeling, reservoir characterization, time/depth conversions, or any other advanced software application or related service that was considered, developed, or offered by the Company within the twelve months preceding the termination of Executive’s employment with the Company (the “Restricted Business”);

b.             call on, service, or solicit Restricted Business from customers or potential customers of the Company or its affiliates with whom Executive, or any member of Executive management, within the previous twenty-four months, had or made contact.  These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for calling on, soliciting or servicing customers; or

c.             render advice or services to, serve as a member of a Board of Directors, or otherwise assist, any other person, association or entity engaged in the Restricted Business activities referenced in “a” or “b” above.

Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain activities in the Geographic Region and during the Non-Competition Period, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company or its affiliates has provided to Executive and the value of compensation available to Executive and others.  Executive agrees that the restrictions set forth in this paragraph and Exhibit A are intended to protect the legitimate business interests of the Company and its proprietary and confidential information that will be provided to Executive during employment.  Executive agrees that the time, geographic and scope of activity limitations set forth in Exhibit A are reasonable and necessary to protect the Company’s legitimate business interests.  Executive further acknowledges that in the event of Executive’s termination, Executive’s knowledge, experience and capabilities are such that Executive can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of Executive’s employment with the Company.

3.4          Non-solicitation.  During Executive’s employment, and for the longer of twelve months or the Severance Pay Period, if applicable, following the termination of employment for any reason, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company or its affiliates with whom Executive had contact with, knowledge of, or association with in the course of employment with the Company, to terminate the individual’s employment or affiliation with the Company, and will not assist any other person or entity in such a solicitation.

Section 4: Other Provisions

4.1          Waiver of Right to Jury Trial.

THE COMPANY AND EXECUTIVE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

a.             Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

b.             Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

c.             Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

4.2          Choice of Law/Exclusive Jurisdiction and Venue.  The Company and Executive acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.

The Company and Executive irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Executive’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”).  In that regard, the Company and Executive waive, to the fullest extent allowed, any objection which the Company or Executive may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, the Company and Executive irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding.  The Company and Executive acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction the Company or Executive is or may be subject to, by suit upon such judgment.

4.3          Code Section 409A and Other Tax Considerations.

a.             Deferred Compensation Exceptions.  Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and the involuntary separation pay exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively “Section 409A”).  The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Code Section 409A and Treas. Regs. §1.409A-1(b)(9)(iii)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.

b.             Separate Payments and Payment Timing.  Any payment or installment made under this Agreement, any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), and any payment within the involuntary separation pay safe harbor exception in Treas. Regs. §1.409A-1(b)(9)(iii) will be treated as separate payments.  Executive will not, directly or indirectly, designate the taxable year of a payment made under this Agreement.  Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).  The Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Executive, in all cases, will be liable for any taxes due as a result of this Agreement.  Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

c.             General Section 409A Provisions.  If for any reason, the short-term deferral or involuntary separation pay plan exception is inapplicable, payments and benefits payable to Executive under this Agreement are intended to comply with the requirements of Section 409A.  To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

(i)            If Executive or the Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties.  If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.

(ii)           All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A.  Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.

(iii)          To the extent required to comply with Section 409A, all references in this Agreement to termination of employment or termination mean Executive’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

d.             Reimbursements and In-Kind Benefits.  If any benefits coverage (whether provided to you before or after your termination of employment) under a medical, dental and/or life insurance plan, or the provision of any other benefit or perquisite, results in in-kind benefits or reimbursements to you that are (x) taxable for federal income tax purposes and (y) subject to Section 409A, then such in-kind benefits or reimbursements shall be subject to the following rules:

(i)            The in-kind benefits to be provided, or the amounts to be reimbursed, shall be determined pursuant to the terms of the applicable benefit plan, and shall be limited, in addition to any other applicable limitations, to your lifetime and the lifetime of your eligible dependents.

(ii)           The amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

(iii)          Any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(iv)          Your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

e.             Specified Employee Status.

(i)            If Executive is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A of the Code, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to you during the five-day period commencing on the earlier of:  (i) the expiration of the six-month period measured from the date of Executive’s separation from service, or (ii) the date of Executive’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section (e) will be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment.  Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.

(ii)           To minimize the risk that the six-month delay pursuant to the preceding paragraph will disrupt coverage under any employee benefit plan in which Executive is entitled to participate following the termination of employment, payments that are not considered deferred compensation because they are paid as a short-term deferral or are within the involuntary separation pay safe harbor exception that are made during the six months following the termination of your employment shall first be applied to cover any costs relating to such continued employee benefits plan coverage, but only to the extent that such coverage would constitute deferred compensation for purposes of Section 409A, and thereafter shall be made in respect of other amounts or benefits owed to you.

f.             Withholding Taxes.  To the extent any payments under this Agreement are wages subject to income and employment tax withholding, the Company has the right to withhold or otherwise require Executive to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery of such payment to Executive.

4.4          Entire Agreement.  This Agreement constitutes the entire Agreement between the parties.  None of the provisions of this Agreement may be waived, changed or altered except by an instrument in writing signed by both parties. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation.  Headings used throughout this Agreement are for administrative convenience only and shall be disregarded for the purpose of construing and enforcing this Agreement.

4.5          Assignment.  This Agreement shall be binding and inure to the benefit of the Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business assets of the Company.  Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent.

4.6          Severability.  If any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable and cannot be modified to be enforceable, then the illegal, invalid or unenforceable provision shall be excluded from this Agreement, leaving the remaining provisions in full force and effect.

4.7          Executive Representations.  Executive represents and certifies that he/she: (1) has carefully read all of this Agreement; (2) has been given a fair opportunity to ask any questions necessary to understand the terms, consequences and binding effect of this Agreement; (3) understands its provisions and corresponding obligations; (4) has been given an adequate opportunity to consult with an attorney regarding this Agreement; (5) has determined that it is in his/her best interests to enter into this Agreement; (6) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; (7) expressly intends for this Agreement to supersede any terms of employment Executive might otherwise be eligible for in his/her Country of Operations or Country of Origin; and (8) enters into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date first written above.

GEOKINETICS INC.		EXECUTIVE

By	/s/ William Ziegler	/s/ David Crowley
	William Ziegler	David Crowley
Chairman of the Board of Directors
Geokinetics Inc.

EXHIBIT A

To the Employment Agreement Between Geokinetics Inc. (“Company”) and David Crowley (“Executive”)

The Company and the Executive agree that this Exhibit A is incorporated by reference into and is intended to be a material part of the Employment Agreement dated as of May 2, 2012 between the Company and the Executive (collectively the “Agreement”).

Name	David Crowley

Position	President and Chief Operating Officer

Country of Operation	United States

Reporting To	Board of Directors

Monthly Salary

Executive’s salary shall be a base salary of $16,666.67 USD paid semi-monthly (24 pay cycles), which amounts to $400,000.00 USD on an annual basis. The Company is or may be required to withhold from such gross amount deductions for federal, state or local taxes, F.I.C.A. and such other taxes required by appropriate governmental agencies. The amount paid to Executive shall be net of such amounts. Executive’s salary will be reviewed and may be adjusted in accordance with the Company’s normal performance review practices.

Incentive Compensation Plan

Executive will be eligible to participate in the Company’s Incentive Compensation Plan based on an annual target of 67% of Executive’s annual base salary, with a maximum award of 100% of annual base salary.  Any bonus will be determined under the terms of the Company’s Incentive Compensation Plan determined based upon the Company’s achievement of financial targets and other objectives established by the Compensation Committee of the Board of Directors of Geokinetics (the “Compensation Committee”). Executive must be employed by the Company at the time of payment in order to be eligible for and receive the annual bonus. For 2012, Executive will be eligible to receive a pro-rated share of the bonus based solely on achievement of specifically indentified financial targets and other objective goals determined by the Compensation Committee.

Equity Plan Participation/ Long-Term Incentive Awards

Executive shall be eligible to participate in the Company’s long-term incentive plan(s) in place at the time of the Employment Agreement (currently the Geokinetics 2010 Stock Awards Plan) or any similar plan or plans thereafter. The value of Executive’s periodic long-term incentive award will target approximately 33% of the then-current base salary for purposes of any recommendations to the Compensation Committee. However, the specific amount of any awards will be subject to the sole discretion of the Compensation Committee pursuant to the provisions of the Geokinetics 2010 Stock Awards Plan. Actual payments or settlement of the awards will be based upon performance results and may consist of restricted shares, options or other units. All participation shall be in accordance with the terms and provisions of the Plan(s).

Inducement Sign-on Awards

The Compensation Committee has approved the grant to Executive of the following equity awards as an inducement to accept employment:

a.   A grant as of the close of business on the last trading day immediately preceding the employment commencement date of 350,000 restricted common shares (the “Restricted Stock Inducement Award”) that will vest in three equal annual installments beginning on May 15, 2013 and the next two anniversaries thereof (33.3% Year 1, 33.3% Year 2 and 33.3% Year 3); and

b.   A grant as of the close of business on the last trading day immediately preceding the employment commencement date of non-qualified stock options to purchase 200,000 shares of common stock (the “Option Inducement Award”) with a fair market value exercise price equal to the mean (average) of the high and low sales prices for a share of common stock as quoted on the NYSEAMEX on the date of grant. The Option Inducement Award will vest and become exercisable in four equal annual installments beginning on May 15, 2014 and the next three anniversaries thereof (0% Year 1, 25% Year 2, 25% Year 3, 25% Year 4 and 25% Year 5). The term of the Option Inducement Award will be ten years from the grant date. Except as provided in the Death/Disability Benefits provisions in this Exhibit A (in the event Executive dies or becomes disabled (within the meaning of clause (b) or (c) of the definition of Death/Disability in Section 2.3 of the Agreement, “Disabled” or “Disability”) during employment with the Company while performing or traveling on Company business), the term of the Option Inducement Award will expire and no longer be exercisable on the earlier of 90 days after termination of employment or the maximum term stated in the option agreement.

Notwithstanding the foregoing, in the event Executive fails to give the Company at least five days advance written notice of his employment commencement date, the date of grant of the Restricted Stock Inducement Award and the Option Inducement Award will be the employment commencement date. The Restricted Stock Inducement Award and the Option Inducement Award will be subject to all the provisions of the Geokinetics 2010 Stock Awards Plan. The Option Inducement Award is intended to be issued and maintained in such manner to be exempt from Code Section 409A. In the event of a material restructuring of the Company’s capital structure on or before December 31, 2013, the Board of Directors will recommend that the Compensation Committee make such additional grants that may be required to preserve Executives then existing ownership percentage represented by the Restricted Stock Inducement Award and the Option Inducement Award determined on a fully diluted basis as of the day immediately prior to the date of any such restructuring. Any additional anti-dilution awards will be made in the same ratio as the original inducement awards (63.6% restricted stock and 36.4% stock options) and any option awards will be granted with a fair market value exercise price on the date of grant.

Vacation	Executive will be entitled to five weeks of paid vacation per annum in accordance with the Company’s policies.

Severance Pay Period and Severance Pay

Except as provided below under the Change of Control Severance Pay Period, the Severance Pay Period for purposes of Section 3.4 of the Agreement will be 12 months. If Executive is terminated without Cause or resigns for Good Reason during the first two (2) years of employment, Executive will receive a lump-sum severance payment equal to the sum of one year of the then current annual base salary and one year’s target bonus to be paid in cash on the eighth day following receipt by the Company of Executive’s executed Release; provided, however, if the Severance Pay is deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then the Company will commence the Severance Pay payment in the second of such taxable years. Notwithstanding the foregoing, subject to the Release requirement, the Severance Pay will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company. Executive may not, directly or indirectly, designate the calendar year of the Severance Payment. In addition, the Restricted Stock Inducement Award will become fully vested. Executive will also be entitled to any equity awards that were fully vested as of the date of termination in accordance with the terms of such awards, but all other unvested equity awards will be forfeited. However, the portion of any Option Inducement Award that is scheduled to vest (assuming Executive’s employment continued) within 90 days after the date of termination will become fully vested as of the date of termination and the term of any vested Option Inducement Award will not expire and continue to be exercisable until 90 days after the date of termination of Executive’s employment. After the first two (2) years of employment, if Executive is terminated without Cause or resigns for Good Reason, Executive will receive, subject to execution of an appropriate release, a lump-sum severance payment equal to the sum of one year’s base salary and one year’s target bonus, plus any equity awards that were fully vested as of the date of termination. All unvested equity awards will be forfeited. However, the portion of any equity award that is scheduled to vest (assuming Executive’s employment continued) within 90 days after the date of termination will become fully vested as of the date of termination. The amount of any lump-sum Severance Payment will be paid on the eighth day following receipt by the Company of Executive’s executed Release; provided, however that if the Severance Pay is deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then the Company will commence the Severance Pay payment in the second of such taxable years. Notwithstanding the foregoing, subject to the Release requirement, the Severance Pay will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company. Executive may not, directly or indirectly, designate the calendar year of the Severance Payment.

Change of Control Severance Pay Period and Severance Pay

The Severance Pay Period for purposes of Section 3.4 of the Agreement will be 24 months if Executive is terminated without Cause or resigns for Good Reason, each within one (1) year immediately following a Change of Control, and Executive will be entitled to receive, subject to execution and return of an irrevocable Release in a form satisfactory to the Company:

a.   A lump-sum Severance Payment equal to two (2) times Executive’s then-current annual base salary and target bonus to be paid in cash on the eighth day following receipt by the Company of Executive’s executed Release; provided, however, if the Severance Pay is deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then the Company will commence the Severance Pay payment in the second of such taxable years. Notwithstanding the foregoing, subject to the Release requirement, the Severance Pay will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company. Executive may not, directly or indirectly, designate the calendar year of the Severance Payment; and

b.   Immediate vesting of all then-outstanding equity-based awards with any options continuing to be exercisable during the remainder of the stated term (determined without regard to any employment termination) subject to the terms of the option agreement.

Notwithstanding the preceding, if a Change of Control occurs where: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) and, immediately after giving effect to such merger, consolidation or reorganization, the surviving entity is a publicly traded entity (or a direct or indirect controlled subsidiary of a publicly traded entity), or (ii) the Company is acquired by another entity whose securities (or the securities of a direct or indirect controlling parent of such entity) are publicly traded, then whether or not Executive’s employment is terminated, all then-outstanding equity-based awards held by Executive will become immediately vested as of the date of the Change of Control and the term of any outstanding options will continue to be exercisable during the remainder of the stated term (determined without regard to any employment termination) subject to the terms of the option agreement and the applicable Change of Control transaction terms.

Death/Disability Benefits

In the event of Executive’s Death/Disability while performing or traveling on Company business during employment with the Company, Executive will not be entitled to any severance or compensation, other than base salary through the date of termination and reimbursement of proper business expenses incurred through the date of termination, subject to the Company’s standard policies. The terms of any stock options or restricted stock awarded to Executive will provide that in the event of Executive’s Death/Disability while performing or traveling on Company business during employment with the Company, the vesting of such awards will become fully vested and the option term specified in any outstanding option awards will not terminate prior to the maximum term specified in the option agreement.

Non-Competition Period	The employment term, plus 12 months from last day of employment with the Company.

Geographic Region of Non-Competition Obligations

During the Non-Competition Period, Executive shall be subject to the Restricted Business covenants in the Agreement. Due to the Executive’s responsibilities and contact with confidential affairs of the Company, including business matters, costs, profits, markets, sales, trade secrets, ideas, customers, etc., this provision is in effect globally.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A To the Employment Agreement Between Geokinetics Inc. and David Crowley as of the Effective Date first written above.

GEOKINETICS INC.		EXECUTIVE

By	/s/ William Ziegler	/s/ David Crowley
	William Ziegler	David Crowley
Chairman of the Board of Directors
Geokinetics Inc.